Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

August 2, 2024

bioAffinity Technologies, Inc.

22211 W Interstate 10, Suite 1206

San Antonio, Texas 78257

Re:	bioAffinity Technologies, Inc.

Ladies and Gentlemen:

We have acted as securities counsel to bioAffinity Technologies, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 360,000 shares (the “Shares”) of common stock of the Company, par value $0.007 per share (the “Common Stock”). The Shares are included in a registration statement on Form S-3 (File No. 333-275608) (the “Registration Statement”) filed on November 16, 2023 by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and which was declared effective by the Commission on November 27, 2023, a base prospectus included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), and a prospectus supplement dated August 2, 2024 filed with the Commission on August 2, 2024 pursuant to Rule 424(b)(5) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are being issued pursuant to a securities purchase agreement, dated August 2, 2024, by and between the Company and the purchaser named therein (the “Securities Purchase Agreement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof, and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,
/s/ BLANK ROME
BLANK ROME LLP

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